Exhibit 5.2

November 10, 2009

Gastar Exploration Ltd

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Re:    Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Gastar Exploration Ltd., a corporation organized under the laws of the Province of Alberta, Canada (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of debt securities of the Company, which may be either senior or subordinated and may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”). The aggregate initial offering prices of the Debt Securities that may be offered and sold by the Company pursuant to the Registration Statement, to which this opinion is an exhibit, will not exceed $250,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Debt Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended as of the date hereof, (ii) the Registration Statement, (iii) the form of Senior Indenture filed as an exhibit to the Registration Statement (the “Senior Indenture”), (iv) the form of Subordinated Indenture filed as an exhibit to the Registration Statement (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), (iv) resolutions of the Board of Directors of the Company (the “Board”) and (v) such other certificates, statutes and other corporate records, agreements, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law, as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-

effective amendments), will have become effective, (v) a Prospectus Supplement will have been prepared and filed with the U.S. Securities and Exchange Commission describing the Debt Securities offered thereby, (vi) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement, (vii) the Indentures relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto, (viii) each person signing the Indentures will have the legal capacity and authority to do so, and (ix) a definitive purchase agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

In rendering the opinions set forth in paragraph (1) below, we have relied upon the opinion of Burnett, Duckworth & Palmer LLP, Canadian counsel to the Company, as to matters relevant to the Company governed by the laws of the Province of Alberta.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.	When (a) the applicable Indenture relating either to senior Debt Securities or subordinated Debt Securities has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Board (or a committee thereof) has taken all necessary corporate action to approve the issuance and terms of any such Debt Securities, (c) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (d) such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement and upon payment of the consideration for such Debt Securities as provided for in the applicable definitive purchase agreement, such Debt Securities will be legally issued and such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

With respect to our opinions expressed above, as they relate to Debt Securities denominated in a currency other than U.S. dollars, we note that effective enforcement of a foreign currency claim in the New York State courts or the federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of such claim) be converted to U.S. dollars at the rate of exchange prevailing on a specified date. We express no opinion as to whether a federal court sitting in the State of New York would award a judgment in a currency other than U.S. dollars.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indentures that purport to waive or not give effect to rights to notices, defenses,

subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Validity of the Securities”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours

/s/ Vinson & Elkins L.L.P.

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